EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-199149) of CNX Midstream Partners LP and in the Registration Statements on Form S-3 (No. 333-215138 and No. 333-218055) of CNX Midstream Partners LP of our reports dated February 10, 2020, with respect to the consolidated financial statements of CNX Midstream Partners LP and the effectiveness of internal control over financial reporting of CNX Midstream Partners LP included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
February 10, 2020